State of Delaware
Secretary of State
Division of Corporations
Delivered 11:40 AM 09/30/2025
FILED 11:40 AM 09/30/2025
SR 20254127355 - File Number 10350059

CERTIFICATE OF INCORPORATION

OF

Varsal Tech, Inc.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the corporation is: Varsal Tech, Inc.

2. The address of the registered office of the corporation in the State of Delaware is 614 N. DuPont Highway, Suite 210, Dover, Kent County, DE 19901 and the registered agent in charge thereof is Registered Office Service Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The corporation is authorized to issue capital stock to the extent of:

100,000,000 Shares Class A Stock
Par Value $0.001 Per Share

5,100,000 Shares Class B Stock
Par Value $0.001 Per Share

The board of directors shall have the authority to fix by resolution the designations, powers, preferences, qualifications, limitations, or restrictions in respect of any class or classes of stock or any series of any class which the corporation shall have the authority to issue.

5. The Board of Directors is authorized and empowered to make, alter, amend and rescind the By-Laws of the corporation, but By-Laws made by the Board may be altered or repealed, and new By-Laws made, by the stockholders.

6. Election of directors need not be by written ballot unless so provided in the By-Laws of the corporation.

7. No Director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision shall not eliminate the liability of a Director (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law or (iv) for

any transaction from which the Director derived an improper personal benefit.

8. Except as otherwise required by statute, the books and records of the corporation may be kept outside of the State of Delaware at such place or places as provided in the By-Laws of the corporation or from time to time designated by the Board of Directors.

9. The name and address of the incorporator is as follows:

NAME	ADDRESS
Donald J. Hart, Jr.	2021 Arch Street Philadelphia, PA 19103

IN WITNESS WHEREOF, the incorporator has hereunder set his hand and seal this 30th day of September, 2025.

Donald J. Hart, Jr., Incorporator